EXHIBIT 10.1
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			[DIAMOND HILL LETTERHEAD]

			       March 10, 2006


Mr. R. H. Dillon
Diamond Hill Investment Group, Inc.
375 North Front Street, Suite 300
Columbus, OH 43215

	RE:	Reduction of Required Prior Notice Under Section 2.a. of
		Employment Agreement Dated May 11, 2000

Dear Ric:

	As you know, we have been actively negotiating the terms and conditions of a new employment agreement between you and Diamond Hill Investment Group, Inc. to replace your current employment agreement. Section 2.a. of your current agreement provides that it will automatically renew for an additional one-year period unless either party provides 60 days' prior written notice of its election not to renew.

	The expiration date of your current agreement is May 11, 2006, and any notice of non-renewal must be given by March 11, 2006. As we have discussed, because we are actively negotiating a new agreement, the Board proposes that we reduce the required prior notice of non-renewal under Section 2.a. from 60 days to 15 days. This will allow both of us to focus on completing your new agreement, without the time constraints of the 60 day notice provision or the risk of being unnecessarily locked into the current agreement for another year.

	We view this as merely a formality and believe that in the near future we will enter into new employment agreements with both you and our CFO, Jim Laird, whose existing agreement expires on July 17, 2006. If you agree to this reduction in the required advance notice in Section 2.a., please sign this letter in the space indicated below and return it to me. Should you have any questions, please let me know. I and the other members of the Board look forward to finalizing your new employment agreement and to working with you toward Diamond Hill's future success.

							Very truly yours,

							/s/ David R. Meuse
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AGREED:							David R. Meuse
							Chairman of the Board
/s/ R. H. Dillon
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R. H. Dillon